Exhibit 99.1

Announces Strategic Acquisition Increasing
Maricunga Lithium Property

SANTIAGO, CHILE—(Marketwire – April 25th, 2013) – Li3 Energy, Inc., (OTCBB: LIEG –News) (“Li3”, “Li3 Energy” or the “Company”), a US-listed and South America based global exploration company in the lithium and minerals sector, is pleased to announce that it has acquired 100% of SLM Cocina 19-27 de la Sierra Hoyada de Marcunga, a Chilean based Company. This strategic lithium asset is located within the northern section of Salar de Maricunga in Region III of Atacama in northern Chile. It is comprised of 450 hectares, increasing Li3’s land holdings within Maricunga to 1,888 hectares. It is important to note, the acquired SLM Cocina properties adjoin Li3´s existing Litio 1-6 properties and were constituted prior to the 1982 Constitution, meaning that there is no need to apply for a special permit in order to exploit the lithium on those concessions. For further clarity, the exploitation of these properties ARE NOT subject to obtaining a CEOL permit for the exploitation of lithium in Chile. The terms of the acquisition consist of:

•	US$2.0 million in cash which Li3 paid at signing, and:
o	US$2.0 million to be paid within 90 days of signing;
o	US$1.8 million to be paid within 180 days of signing;
o	US$100k to be paid annually for 15 years beginning in 2014 on the anniversary of signing.

Due to the Chilean Governments failed CEOL process last year, this acquisition, upon the completion of a development plan that would take this asset all the way through to construction of a commercial production facility, provides Li3 the means to exploit lithium in Chile. Further strategic initiatives to consolidate similar properties in the Maricunga Salar are ongoing.

Luis Saenz, CEO of Li3 Energy, stated: “We are very pleased to have acquired the SLM Cocina properties. This acquisition allows Li3 to continue our advancement of the Maricunga project towards Feasibility Study and production, whilst our company continues to pursue resolution of the failed CEOL process that would provide our other properties the same opportunity. Moreover, with our strategic partner POSCO recently announcing that they have obtained lithium carbonate in a record eight hours, with over 80% recovery with its new Lithium Direct Extraction Technology at its pilot plant in Chile, in our opinion, together these combined initiatives could further position us to shift the paradigm in the lithium industry going forward. We are very excited that this acquisition allows us to be back on track with our development program.”

While Li3 is very pleased to have made this acquisition and is confident in the execution of its business plan, the Company offers no assurances on its ability to obtain the additional capital required for the acquisition or its ability to continue funding its ongoing operations. The closing of the SLM Cocina acquisition is subject to administrative documentation, which Li3 is anticipating to be completed within 30 days.

About Li3 Energy, Inc.

Li3 Energy, Inc. is an exploration stage public company in the lithium mining and energy sector.  Li3 aims to acquire, develop and commercialize a significant portfolio of lithium brine deposits in the Americas.  With its controlling interest in its Maricunga Project, coupled with the completion of the NI 43–101 Compliant Measured Resource Report, Li3’s goals are to: a) advance Maricunga to the Feasibility Stage; b) support the global implementation of clean and green energy initiatives; c) meet growing lithium market demand; and d) become a mid-tier, low cost supplier of lithium, potassium nitrate, iodine and other strategic minerals, serving global clients in the energy, fertilizer and specialty chemical industries. Additional information regarding the Company can be found in our recent filings with the Securities and Exchange Commission (“SEC”) as well as the information maintained on our website www.li3energy.com.

Forward-Looking Statements

Any statements contained herein which are not statements of historical fact may be deemed to be forward-looking statements, including, without limitation, statements identified by or containing words like "believes,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “potential,” “target,” “goal,” “plans,” “objective,” “should”, or similar expressions.  The Company gives no assurances the assumptions upon which such forward-looking statements are based will prove correct.  Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed herein due to many factors, including, without limitation: validation of the POSCO technology; obtaining and the issuance of necessary government consents; confirmation of initial exploration results;  the Company's ability to raise additional capital for exploration; development and commercialization of the Company's projects; future findings and economic assessment reports; the Company's ability to identify appropriate corporate acquisition or joint venture opportunities in the lithium mining sector and to establish appropriate technical and managerial infrastructure; political stability in countries in which we operate; and lithium prices. For further information about risks faced by the Company, and its Maricunga Project, see the “Risk Factors” section of the Company’s POS AM S-1, filed with the SEC on March 1st, 2013. The Company undertakes no obligation to update any forward-looking statement contained herein to reflect events or circumstances which arise after the date of this release.

Contact: Li3 Energy, Inc.

Luis Saenz, Chief Executive Officer

Marchant Pereira 150 Oficina 803

Providencia,  Santiago - Chile

info@li3energy.com

Marc S. Lubow, Executive Vice President

(904) 645 - 9549

marc.lubow@li3energy.com

Follow us on Twitter: https://twitter.com/#!/Li3_Energy

Follow us on LinkedIn: http://www.linkedin.com/company/li3-energy-inc-

n: http://www.linkedin.com/company/li3-energy-inc-